Exhibit 10.2

TERMINATION OF CONSULTING RELATIONSHIP

AND RELEASE AGREEMENT

This TERMINATION OF CONSULTING RELATIONSHIP AND RELEASE AGREEMENT (this “Agreement”) is entered into by and between Concho Resources Inc., a Delaware corporation (“Company”), and Steven L. Beal (“Consultant”) (Company and Consultant are referred to individually as a “Party” and collectively as the “Parties”).

W I T N E S S E T H:

WHEREAS, the Parties have entered into that certain Consulting Agreement dated June 9, 2009 (the “Consulting Agreement”); and

WHEREAS, the Parties desire to terminate Consultant’s service relationship with Company under the Consulting Agreement effective as of August 13, 2013 (the “Termination Date”).

NOW, THEREFORE, for and in consideration of the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree that, notwithstanding any provision in the Consulting Agreement or any other agreement to the contrary:

Section 1.                Definitions.  Capitalized terms used in this Agreement that are not defined herein shall have the meanings assigned to such terms under the Consulting Agreement.

Section 2.                Termination of Consulting Relationship.  Effective as of the Termination Date, Consultant’s service relationship with Company under the Consulting Agreement shall terminate.  The Parties waive any requirement under the Consulting Agreement to provide advance written notice of such termination prior to the effective date thereof.  Termination of the service relationship under the Consulting Agreement shall have no effect on Consultant’s (a) obligations under Section 1.B. of the Consulting Agreement (relating to confidentiality) from and after the Termination Date and (b) membership on the Board from and after the Termination Date.  Consultant expressly acknowledges and agrees that he has received all compensation to which he is entitled under the Consulting Agreement through the date hereof, and that he is not entitled to any additional compensation or benefits under the Consulting Agreement (including in connection with the termination of the service relationship as provided herein) other than with respect to compensation under Section 5.A. of the Consulting Agreement for the period from the date hereof and ending on the Termination Date.

Section 3.                Release.

(a)           In consideration for Company’s payment to Consultant of a lump sum cash payment in the amount of $720,000.00 within five business days after the date this Agreement becomes irrevocable pursuant to Section 5(f) hereof (or, if later, on the Termination Date), Consultant hereby releases and discharges Company, its subsidiaries and affiliates, and all past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of Company, its subsidiaries and affiliates, as well as all employee benefit plans maintained by such entities and all fiduciaries and administrators of any such plan, in their personal and representative capacities (collectively the “Released Parties”), from liability for, and hereby waives, any and all claims, rights, damages, or causes of action of any kind or nature whatsoever, including but not limited to those related to Consultant’s consulting or other relationship with any Released Party, the termination of any such relationship, and any other acts or omissions related to any matter on or prior to the date Consultant signs this Agreement (collectively, the “Released Claims”).  The Released Claims include, without limitation, those arising under or related to:  (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991, as amended; (iv) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993, as amended; (xi) any state or federal anti-discrimination law; (xii) any state or federal wage and hour law; (xiii) any other local, state or federal law, regulation or ordinance; (xiv) any public policy, contract, tort, or common law claim; (xv) costs, fees, or other expenses including attorneys’ fees incurred in these matters; (xvi) the Consulting Agreement or any other consulting contract, employment contract, incentive compensation plan or equity ownership plan with any Released Party or any ownership interest in any Released Party; and (xvii) compensation or benefits of any kind from any Released Party.  Notwithstanding the foregoing, in no event shall the Released Claims include (A) any claim that arises after the date Consultant signs this Agreement, (B) any rights to indemnification to which Consultant may be entitled as a former officer of Company and as a non-employee member of the Board, (C) any rights to compensation and benefits to which Consultant may be entitled as a non-employee member of the Board, or (D) any claims for the payment to be provided to Consultant under this Agreement.  Further,

Consultant does not waive the right to make a claim to a government agency but does waive any right to any monetary or other award provided by any such government agency.

(b)           This release of liability is not intended to indicate that any Released Claims exist or that, if they do exist, they are meritorious.  Rather, Consultant is simply agreeing that, in exchange for the consideration provided pursuant to this Agreement, any and all potential claims of this nature that Consultant may have against the Released Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.

(c)           By signing this Agreement, Consultant is bound by it.  Anyone who succeeds to Consultant’s rights and responsibilities, such as heirs or the executor of Consultant’s estate, is also bound by this Agreement.  This release also applies to any claims brought by any person or agency on behalf of any class with respect to which Consultant may have a right or benefit.  THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES.

Section 4.                Covenant Not To Sue.  Consultant agrees not to bring or join any lawsuit against any of the Released Parties in any court relating to any of the Released Claims.  Consultant represents that Consultant has not brought or joined any lawsuit or arbitration against any of the Released Parties in any court or before any arbitral authority and has made no assignment of any rights Consultant has asserted or may have against any of the Released Parties to any person or entity, in each case, with respect to any Released Claims.

Section 5.                Acknowledgments of Consultant.  In connection with the execution of this Agreement, Consultant makes the following representations, acknowledgements and explicit statements of agreement:

(a)           Consultant represents that Consultant has the capacity to read this Agreement, understand its language, meaning and effect, and consents to the execution of this Agreement.  Consultant further represents that he has carefully read this Agreement.

(b)           Consultant acknowledges that Consultant would not otherwise have been entitled to the payment described in the first sentence of Section 3(a) hereof and that Company has agreed to provide such consideration partially in return for Consultant’s agreement to be bound by the terms of this Agreement.

(c)           Consultant acknowledges and represents that Company has advised and hereby advises Consultant in writing to discuss both the form and content of this Agreement with an attorney before Consultant signs this Agreement, and that Consultant has had adequate opportunity to do so.

(d)           Consultant fully understands the final and binding effect of this Agreement; the only promises made to Consultant to sign this Agreement are those stated herein; and Consultant is signing this Agreement voluntarily and of Consultant’s own free will, and that Consultant understands and agrees to each of the terms of this Agreement.

(e)           Consultant has been given at least twenty-one (21) days to review this Agreement before executing it.

(f)            Notwithstanding the initial effectiveness of this Agreement, Consultant may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven-day period beginning on the date Consultant delivers this Agreement to Company (such seven-day period being referred to herein as the “Release Revocation Period”).  To be effective, such revocation must be in writing signed by Consultant and must be delivered to the General Counsel of Company before 11:59 p.m., Midland, Texas time, on the last day of the Release Revocation Period.  If an effective revocation is delivered in the foregoing manner and time frame, this Agreement shall be of no force or effect and shall be null and void ab initio.  No consideration shall be paid if this Agreement is revoked by Consultant in the foregoing manner.

Section 6.                Miscellaneous.  This Agreement is entered into under, and shall be governed for all purposes by, the laws of the state of Texas.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.  Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling.  The section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.  In the event of any conflict between this Agreement and the Consulting Agreement, this Agreement shall control.  Any modification of this Agreement will be effective only if it is in writing and signed by the Party to be charged.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the dates indicated below, to be effective as provided in Section 5(f) above.

CONCHO RESOURCES INC.

By:  /s/ C. William Giraud

 C. William Giraud, Senior Vice President

 and Chief Commercial Officer

Date: August 14, 2013

CONSULTANT

/s/ Steven L. Beal

Steven L. Beal

Date: August 14, 2013